Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
	Contact:	William C. McCartney
	Telephone:	(978) 688-1811
	Fax:	(978) 688-2976

WATTS WATER TECHNOLOGIES ANNOUNCES AGREEMENT TO ACQUIRE DANFOSS SOCLA

North Andover, Mass., April 1, 2011. Watts Water Technologies, Inc. (NYSE: WTS) announced today the signing of a definitive agreement to acquire Danfoss Socla S.A.S (“Socla”), and the related water controls business of certain other entities controlled by Danfoss A/S, in a share and asset purchase transaction. The purchase agreement also provides Watts with an option to purchase the water controls business of Danfoss in China, which may be exercised prior to the closing date. The acquisition of Socla is expected to close by the end of April 2011. The consummation of the acquisition is subject to customary closing conditions.

Socla is a leading manufacturer of a wide range of water protection valves and flow control solutions for the plumbing market and for the heating, ventilation and air conditioning market. The company is based in France and its products are distributed worldwide for municipal, industrial, commercial and residential use.

Socla’s annual revenue for 2010, including the water controls business in China, was approximately $135 million. Under the terms of the purchase agreement, Watts will pay approximately $165 million in cash to purchase 100% of the share capital of Socla on a debt/cash free basis, plus the related water controls business assets. The purchase price is subject to a net debt and net working capital adjustment. The purchase price will be increased by approximately $4 million if Watts elects to purchase the water controls business in China. The foregoing revenue and purchase price amounts are based on the current exchange rate of the euro to the U.S. dollar. Watts intends to fund the transaction with cash on hand and borrowings under its credit facility.

David Coghlan, Chief Executive Officer, commented, “Socla significantly strengthens our European plumbing and flow control platform and also adds to our HVAC platform. Socla’s major product lines include backflow preventers, check valves and pressure reducing valves, which are very similar to our core product lines in North America. This transaction positions Watts as a strong competitor in Europe in three key areas: (i) residential and commercial flow control; (ii) HVAC and gas; and (iii) drains.

Watts Water Technologies, Inc. will hold a live web cast of its conference call to discuss the acquisition of Socla on Tuesday, April 5, 2011 at 10:00 a.m. Eastern time. The press release and the live web cast can be accessed by visiting the Investor Relations section of the Watts Water Technologies, Inc. website at www.wattswater.com. Following the web cast, an archived version of the call will be available at the same address until April 5, 2012.

Watts Water Technologies, Inc. is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.

This Press Release may include statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Watts Water Technologies’ current views about future results of operations and other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. You should not rely on forward-looking statements because Watts’ actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the following: the current economic and financial condition, which can affect levels of housing starts and remodeling, affecting the markets where the Company’s products are sold, manufactured, or marketed; shortages in and pricing of raw materials and supplies; loss of market share through competition; introduction of competing products by other companies; pressure on prices from competitors, suppliers, and/or customers;

changes in variable interest rates on Company borrowings; identification and disclosure of material weaknesses in our internal control over financial reporting; failure to expand our markets through acquisitions; failure or delay in developing new products; lack of acceptance of new products; failure to manufacture products that meet required performance and safety standards; foreign exchange rate fluctuations; cyclicality of industries, such as plumbing and heating wholesalers and home improvement retailers, in which the Company markets certain of its products; environmental compliance costs; product liability risks; the results and timing of the Company’s manufacturing restructuring plan; changes in the status of current litigation, including other risks and uncertainties discussed under the heading “Item 1A. Risk Factors” in the Watts Water Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities Exchange Commission and other reports Watts files from time to time with the Securities and Exchange Commission. Watts does not intend to, and undertakes no duty to, update the information contained in this Press Release, except as required by law.